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                                                                      Exhibit 11


                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                      Three Months Ended             Nine Months Ended
                                                         September 30,                 September 30,
                                                      2001           2000           2001           2000
                                                   ----------     ----------     -----------    ----------
Earnings per Share Information:
-------------------------------------------------
Weighted average number of shares
   outstanding during the year ..................   3,965,326      3,939,314      3,963,377      4,090,055

Weighted average number of shares
   outstanding during the year
   including all dilutive potential shares ......   4,009,252      3,940,773      3,996,971      4,095,766

Net earnings ....................................  $1,086,860     $  926,134     $3,058,320     $3,010,554

Earnings per share - basic ......................  $     0.27     $     0.24     $     0.77     $     0.74

Earnings per share - diluted ....................  $     0.27     $     0.24     $     0.77     $     0.74
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